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                         AUTOMATIC REINSURANCE AGREEMENT

                                     between

             GENERAL AMERICAN INSURANCE COMPANY, St. Louis, Missouri
                     (hereinafter called the CEDING COMPANY)


                                       and

          GENERAL AMERICAN LIFE INSURANCE COMPANY, St. Louis, Missouri
                      (hereinafter called GENERAL AMERICAN)

                   This Agreement is Effective January 1, 1987

ARTICLE I                             AUTOMATIC COVERAGE

      A. All automatic reinsurance required by the CEDING COMPANY on the Group Universal Life and Individual Employee Sponsored Mass Marketing policies sold by the CEDING COMPANY including the Individual Children's Plan for employees of Ralston Purina and its subsidiary companies will be assumed by GENERAL AMERICAN as described in the terms of this Agreement.

      B. On each risk ceded under this Agreement, the CEDING COMPANY shall retain 70% of amounts up to the first $71,500 on a life and shall cede 30% to GENERAL AMERICAN until the CEDING COMPANY has retained its full retention of $50,000 on a life. All excess coverage will then be ceded to GENERAL AMERICAN, subject to the terms of this Agreement.

      C. Whenever the CEDING COMPANY is already on the risk for its maximum retention under policies previously issued, the CEDING COMPANY may automatically cede additional amounts to GENERAL AMERICAN, subject to the terms of this Agreement.

      D. The CEDING COMPANY agrees not to automatically bind GENERAL AMERICAN when:

            1. The amount to be ceded automatically exceeds $500,000.

            2. The risk is a jumbo risk defined as one on which the sum of insurance already in force and the amount currently applied for in the CEDING COMPANY and in all other companies exceeds $10,000,000.

      E. The CEDING COMPANY may automatically cede 100% of the Accidental Death Benefit reinsurance in amounts not to exceed the amount applicable to the amount of Life insurance issued.

      F. The CEDING COMPANY may automatically cede 100% of Child Term Rider reinsurance to GENERAL AMERICAN when the policy to which this Rider is attached is being reinsured under this agreement.

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      G. When the Spouse Term Rider is attached to coverage being ceded under this Agreement, the CEDING COMPANY shall retain 50% of amounts up to the first $100,000 on a life and shall cede 50% to GENERAL AMERICAN until the CEDING COMPANY has retained its full retention of $50,000 on a life. All excess coverage will then be ceded to GENERAL AMERICAN, subject to the terms of this Agreement.

ARTICLE II                              REINSURANCE PREMIUMS


       A.    Life Policy

             Premiums for Life reinsurance will be based on 98% of the rates shown in Exhibit II.

       B.    Accidental Death Benefits

             The premium to be paid to GENERAL AMERICAN for Accidental Death Benefit reinsurance will be the premium charged the insured on the amount reinsured, less total allowances of 25% in all years.

       C.    Child Term Rider

             Reinsurance premiums for this coverage shall be based on the amount charged the policyowner on the amount reinsured, less an allowance of 25% in all years.

       D.    Spouse Term Rider

             Reinsurance premiums for this coverage will be based on the amount charged the policyowner on the amount reinsured, less an allowance of 25% in all years.

       E. Premiums paid to GENERAL AMERICAN by the CEDING COMPANY shall not be subject to any state premium tax reimbursement.

       F.    Guarantee of Rates

             For technical reasons the Life reinsurance rates cannot be guaranteed for more than one year. On all reinsurance ceded at these rates, however, GENERAL AMERICAN anticipates continuing to accept premiums on the basis of the rates shown in Exhibit II. Reinsurance rates will not exceed 100% of the 1980 Commissioners Standard Ordinary rates.

ARTICLE III                           PAYMENT OF REINSURANCE PREMIUMS


       A. The CEDING COMPANY shall self-administer the records for the coverage ceded to GENERAL AMERICAN and shall furnish GENERAL AMERICAN with monthly reports including pertinent data relative to those cessions covered under the terms of this Agreement.

       B. The reports shall be furnished to GENERAL AMERICAN as soon as possible following the close of each month, and will be accompanied by payment of any net amount due GENERAL AMERICAN as shown on the monthly report.

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       C. Any money due the CEDING COMPANY on adjustments and refunds because of terminations, reinstatements and reissues will be paid immediately by GENERAL AMERICAN.

       D. Reinsurance premiums on cessions which terminate or are reissued to reduce the amount will be based on the exact number of days of coverage during the policy year in which termination or reductions takes place. Premiums on cessions which are reinstated after coverage has ceased will be based on the exact number of days of coverage. Interest will not be taken into account in these calculations.

ARTICLE IV                       ERRORS AND OMISSIONS

       A. GENERAL AMERICAN shall be bound as the CEDING COMPANY is bound, and it is expressly understood and agreed that if nonpayment of premium within the time specified or failure to comply with any terms of this agreement is hereby shown to be unintentional or the result of misunderstanding or oversight on the part of either the CEDING COMPANY or GENERAL AMERICAN, both the CEDING COMPANY and GENERAL AMERICAN shall be restored to the position they would have occupied had no such error or oversight occurred.

ARTICLE V                       EXPENSE OF ORIGINAL POLICY

       A. The CEDING COMPANY shall bear the expense of all medical examinations, inspection fees and other charges incurred in connection with the original policy.

ARTICLE VI                  RECAPTURE PRIVAILEGE AND REDUCTIONS

       A. In case the CEDING COMPANY shall increase its maximum limit of retention of policies issued on either a standard or substandard basis as shown in Exhibit I, after such policies have been in force ten years measured from date of issue, a corresponding reduction may be made at the option of the CEDING COMPANY in the reinsurance then in force under this agreement.

       B. No reinsurance is eligible for recapture unless the CEDING COMPANY retains its maximum retention in effect at the time the policy is issued.

       C. If there is reinsurance in other companies on such risks, the necessary reduction is to be applied to the reinsurance in each company in proportion to the reinsurance in that company to the total outstanding reinsurance on the risk involved.

       D. Any policy termination or partial reduction on a wholly reinsured policy shall not affect other reinsurance in force.

       E. Any policy termination or reduction on a partially reinsured policy shall first cause a reduction in the reinsurance only on the partially reinsured policy. If other reinsurance needs to be reduced to fill the CEDING COMPANY'S retention, such reduction in reinsurance shall be proportionate among companies, in proportion to the amount of reinsurance in each company to the total outstanding reinsurance on the risk involved.

       F. Any policy termination or reduction on a wholly retained case shall cause a proportionate reduction by the CEDING COMPANY in other existing reinsurance.

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ARTICLE VI                                CLAIMS

       A. The liability of GENERAL AMERICAN on any reinsurance under this agreement shall commence simultaneously with that of the CEDING COMPANY.

       B. In every case of loss, copies of the proofs obtained by the CEDING COMPANY together with a statement showing the amount paid on such claim by the CEDING COMPANY shall be furnished to GENERAL AMERICAN when requesting payment of its share of the claim. GENERAL AMERICAN agrees, however, to abide the claim as settled by the CEDING COMPANY.

       C. The CEDING COMPANY shall notify GENERAL AMERICAN of its intention to contest, compromise, or litigate a claim, and GENERAL AMERICAN shall pay its share of any settlement up to the maximum that would have been payable under the specific policy had there been no controversy plus specific expenses involved, unless it declines to be a party to the contest, compromise or litigation, in which case it shall pay the full amount of its share of the claim to the CEDING COMPANY. Compensation of salaried officers and employees of the CEDING COMPANY and any extra-contractual damages including punitive and exemplary damages, shall not be included in GENERAL AMERICAN'S share of the specific expense and final settlement.

       D. For waiver of premium benefit claims, GENERAL AMERICAN shall pay the CEDING COMPANY premiums at the rate applicable to the original policy for life and supplemental benefits, based on the amount of waiver of premium benefit reinsured.

ARTICLE VIII                         REINSTATEMENT

       A. Any policy originally reinsured in accordance with the terms and conditions of this agreement by the CEDING COMPANY may be automatically reinstated with GENERAL AMERICAN so long as the principal policy is reinstated in accordance with the terms and rules of the CEDING COMPANY.

ARTICLE IX                           ARBITRATION

       A. Both the CEDING COMPANY and GENERAL AMERICAN shall consider this agreement from the standpoint of a "gentlemen's agreement" and not merely as a legal obligation. It may be amended from time to time by written agreement between the CEDING COMPANY and GENERAL AMERICAN. The terminology used herein as well as any procedure, either expressed or implied, shall be construed according to the custom and usage in the business.

       B. Any disagreement between the CEDING COMPANY and GENERAL AMERICAN shall be settled by arbitration. Each party shall appoint one arbitrator, and the third is to be selected by these two representatives. Should the two arbitrators not be able to agree on the choice of the third, such appointment shall be left to the President of the American Council of Life Insurance or its successor organization. It is agreed that all three arbitrators must be officers of life insurance companies other than the two parties to this agreement. The written decision of the arbitrators shall be binding on both the CEDING COMPANY and GENERAL AMERICAN. The cost of arbitration shall be borne by the losing party unless the arbitrators decide otherwise.

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ARTICLE X                       INSOLVENCY

       A. In the event of the insolvency of the CEDING COMPANY, all reinsurance shall be payable directly to the liquidator, receiver, or statutory successor of the CEDING COMPANY without diminution because of the insolvency of the CEDING COMPANY.

       B. In the event of insolvency of the CEDING COMPANY, the liquidator, receiver, or statutory successor shall give GENERAL AMERICAN written notice of the pendency of a claim on a policy reinsured within a reasonable time after such claim is filed in the insolvency proceeding. During the pendency of any such claim, GENERAL AMERICAN may investigate such claim and interpose in the name of the CEDING COMPANY (its liquidator, receiver, or statutory successor), but at its own expense, in the proceeding where such claim is to be adjudicated any defense or defenses which GENERAL AMERICAN may deem available to the CEDING COMPANY or its liquidator, receiver, or statutory successor.

       C. The expense thus incurred by GENERAL AMERICAN shall be chargeable, subject to court approval, against the CEDING COMPANY as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the CEDING COMPANY solely as a result of the defense undertaken by GENERAL AMERICAN. Where two or more reinsurers are participating in the same claim and a majority in interest elect to interpose a defense or defenses to any such claim, the expense shall be apportioned in accordance with the terms of the reinsurance agreement as though such expense had been incurred by the CEDING COMPANY.

ARTICLE XI                    RIGHT TO INSPECT

       A. GENERAL AMERICAN may at all reasonable times inspect in the CEDING COMPANY'S offices the original papers, records, books, files, etc., referring to the business under this agreement.

ARTICLE XII                TERMINATION OF AGREEMENT

       A. This agreement may be terminated at any time by either party giving three months' notice of termination in writing.

       B. The CEDING COMPANY shall continue to submit and GENERAL AMERICAN shall continue to accept cases for the three months following the date of written notice of termination.

       C. For business previously reinsured and in force, the provisions of this agreement shall continue to apply.

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IN WITNESS WHEREOF, this agreement shall be effective as of 12:01 AM. January 1,
1987, and is hereby executed in good faith between GENERAL AMERICAN INSURANCE COMPANY, St. Louis, Missouri, referred to as the CEDING COMPANY, and GENERAL AMERICAN LIFE INSURANCE COMPANY, St. Louis, Missouri, referred to as GENERAL AMERICAN, and duly signed by both parties' respective officers as follows:

                                              GENERAL AMERICAN INSURANCE
                                              COMPANY


Attest by:   Francene M. Horton                  By:     Carl H. Anderson
            -----------------------                   --------------------------
     Title:  Executive Secretary              Title:        President



Date:        11-16-87
      -----------------------------

                                              GENERAL AMERICAN LIFE INSURANCE
                                              COMPANY


Attest by:   Marilyn Jaffke                      By:      Greg Woodring
            -----------------------                   --------------------------
Title:  Reinsurance Treaty Specialist         Title:      Vice President



Date:     September 24, 1987
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